UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2020

Eldorado Resorts, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-36629	46-3657681
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 West Liberty Street, Suite 1150 Reno, NV	89501
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (775) 328-0100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001, par value	ERI	NASDAQ Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

On April 24, 2020, Eldorado Resorts, Inc., a Nevada corporation (the “Company”), Eldorado Shreveport #1, LLC, a Nevada limited liability company, Eldorado Shreveport #2, LLC, a Nevada limited liability company, New Tropicana OpCo, Inc., a Delaware corporation (collectively, the “Sellers”), Eldorado Casino Shreveport Joint Venture, a Louisiana partnership (“Shreveport Joint Venture”), and Columbia Properties Tahoe, LLC, a Nevada limited liability company (“MontBleu”), entered into an Equity Purchase Agreement (the “Purchase Agreement”) with Twin River Management Group, Inc., a Delaware corporation (“TRMG”), and, solely for purposes of Section 8.20 of the Purchase Agreement, Twin River Worldwide Holdings, Inc., a Delaware corporation, pursuant to which TRMG (together with one or more newly formed subsidiaries designated for such purpose, the “Buyers”) will purchase all of the outstanding equity interests in each of the Shreveport Joint Venture and MontBleu for aggregate consideration of $155 million, subject to a working capital adjustment (the “Sale”). The Buyers will pay $140 million of the aggregate consideration on the closing date, and the remaining $15 million within one year following such closing date.

The Purchase Agreement contains customary representations, warranties, covenants and indemnification obligations. Consummation of the Sale is subject to customary conditions, including, among other things, receipt of required approvals of the Federal Trade Commission and applicable gaming regulatory authorities. In addition, the Sellers’ obligation to consummate the Sale is subject to the prior or concurrent closing of the Company’s previously announced merger with Caesars Entertainment Corporation (the “Merger”). Further, the Buyers’ obligation to consummate the Sale is subject to the Buyers obtaining financing sufficient to enable Buyers to pay the consideration due at closing (the “Financing Condition”).

The Purchase Agreement may be terminated by the Company, Sellers or Buyers under certain circumstances, including if closing does not occur prior to April 24, 2021, subject to two thirty day extensions if necessary to obtain required regulatory approvals. In addition, the Sellers may terminate the Purchase Agreement at any time after May 12, 2020 if the Buyers have not indicated in writing that (i) they have financing proceeds or a financing commitment, in either case, sufficient to pay the consideration due at closing and (ii) they irrevocably waive the Financing Condition and the Buyers may terminate the Purchase Agreement if the Financing Condition is not satisfied and the Purchase Agreement has not otherwise been terminated prior to June 23, 2020. If the Purchase Agreement is terminated in certain circumstances as a result of the failure of the Buyers or the Sellers to receive regulatory approvals (other than as a result of certain unsuitability events), then the Sellers will be required to pay the Buyers a termination fee of $5,425,000. If the Purchase Agreement is terminated as a result of certain unsuitability events, the Buyers will be required to pay the Sellers a termination fee of $5,425,000. The Sellers will be required to pay the Buyers a termination fee of $15,000,000 if the Sale is not consummated because the Merger has not closed prior to the outside date for the Purchase Agreement.

In connection with entry into the Purchase Agreement, the agreements to sell MontBleu and the Shreveport Joint Venture to Maverick Gaming LLC were terminated by mutual agreement of the parties.

On April 24, 2020, the Company issued a press release announcing the transactions described in this Item 8.01. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

99.1	Press Release dated April 24, 2020.

104	Cover page interactive data file (embeded within the inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELDORADO RESORTS, INC., a Nevada corporation

Date: April 24, 2020	By:	/s/ Thomas R. Reeg
	Name:	Thomas R. Reeg
	Title:	Chief Executive Officer